Filed Pursuant to Rule 424(b)(3)

Registration File No. 333-221270

Prospectus

Up to 11,293,211 Shares of Common Stock
to be sold by the Selling Stockholders

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This prospectus relates to the offer and sale from time to time by the selling stockholders named in this prospectus of up to 11,293,211 shares of our common stock issuable upon the exercise of outstanding warrants that were previously issued pursuant to the Warrant Exercise Agreements that we entered into on June 19, 2017.  For additional information regarding such warrants, see “Description of Capital Stock – Warrants – Warrants Relating to 11,293,211 Shares of Common Stock Being Registered in this Prospectus.” We will not receive any proceeds from the sale of shares being sold by the selling stockholders. We will, however, receive proceeds on the exercise by the selling stockholders of outstanding warrants for shares of our common stock covered by this prospectus if the warrants are exercised for cash. The selling stockholders may offer the shares for sale directly to purchasers or through dealers or agents to be designated at a future date.

Our common stock is listed on the NYSE American under the symbol “XXII.” On October 30, 2017, the closing price of our common stock was $2.17 per share.

Investment in our common stock involves risks. Please read carefully the section entitled “Risk Factors” on page 1 of this prospectus, our most recent Annual Report on Form 10-K, subsequently filed Quarterly Reports on Form 10-Q and in any applicable prospectus supplement and/or other offering material for a discussion of certain factors which should be considered in an investment of the common stock which may be offered hereby.

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Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

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The date of this prospectus is November 28, 2017.

About This Prospectus

Unless the context otherwise requires, in this prospectus, “company,” “we,” “us,” “our” and “ours” refer to 22nd Century Group, Inc. and its subsidiaries on a combined basis.

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf registration process, the selling stockholders may, from time to time, sell the shares of common stock described in this prospectus in one or more offerings. A prospectus supplement and/or other offering material may also add, update or change information contained in this prospectus. You should read this prospectus, any prospectus supplement and any other offering material together with additional information described under the heading “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement or other offering material. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus is not making offers to sell or solicitations to buy shares of our common stock in any jurisdiction in which an offer or solicitation is not authorized or in which the person making that offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation. You should not assume that the information in this prospectus, any prospectus supplement or any other offering material, or the information we previously filed with the SEC that we incorporate by reference in this prospectus or any prospectus supplement, is accurate as of any date other than its respective date. Our business, financial condition, results of operations and prospects may have changed since those dates.

“Forward-Looking” Information

The information included or incorporation by reference into this prospectus contains statements that the Company believes to be “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that is not a statement of historical fact, including, without limitation, statements regarding the Company’s business strategy and plans and objectives of management for future operations or that may predict, forecast, indicate or imply future results, performance or achievements. The words “estimate,” “project,” “intend,” “forecast,” “anticipate,” “plan,” “planning,” “expect,” “believe,” “will,” “will likely,” “should,” “could,” “would,” “may” or the negative of such words or words or expressions of similar meaning are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, and all such forward-looking statements involve risks and uncertainties, many of which are beyond the company’s ability to control. Actual results may differ materially from those expressed or implied by such forward-looking statements as a result of various factors. We do not undertake, and we disclaim, any obligation to update any forward-looking statements or to announce revisions to any of the forward-looking statements. Certain factors could cause results to differ materially from those projected in the forward-looking statements, including, among other things:

i

•	Our ability to achieve profitability and positive cash flows;

•	Our ability to manage our growth effectively;

•	Our ability to retain key personnel;

•	Our ability to enter into additional licensing transactions;

•	The potential for our clinical trials to produce negative or inconclusive results;

•	Our ability to obtain significant revenue for our tobacco products;

•	Our ability to obtain U.S. Food and Drug Administration (“FDA”) clearance for our potentially modified risk tobacco products and FDA approval for our X-22 smoking cessation aid;

•	Our ability to gain market acceptance for our products;

•	Any potential negative impact from entering the industrial hemp and medical marijuana space;

•	Our ability to raise additional capital on favorable terms or at all;

•	Our ability to comply with government regulations;

•	Our ability to compete with competitors that may have greater resources than we have;

•	The potential for our competitors to develop products that are less expensive, safer or more effective than ours;

•	The potential exposure to product liability claims, product recalls and other claims; and

•	Our ability to adequately protect our intellectual property and to avoid infringement on rights of third parties.

The forward-looking statements contained herein reflect our views and assumptions only as of the date such forward-looking statements are made. You should not place undue reliance on forward-looking statements. Except as required by law, we assume no responsibility for updating any forward-looking statements nor do we intend to do so. Our actual results, performance or achievements could materially differ from the results expressed in, or implied by, these forward-looking statements. The risks included in this section are not exhaustive. Additional factors that could cause actual results to differ materially from those described in the forward-looking statements are set forth in under the heading “Risk Factors” contained in our most recent Annual Report on Form 10-K and any subsequently filed Quarterly Reports on Form 10-Q, as well as any amendments thereto reflected in subsequent filings with the SEC.

ii

22nd Century Group, inc.

We are a plant biotechnology company focused on (i) potentially reduced risk tobacco cigarettes and smoking cessation products produced from modifying the nicotine content in tobacco plants through genetic engineering and plant breeding, and (ii) research and development of unique cannabis/hemp plants through genetic engineering and plant breeding to alter levels of cannabinoids for new medicines and improved agricultural uses. We have an extensive intellectual property portfolio of issued patents and patent applications relating to the tobacco and cannabis plants. Our management team is focused on monetizing our intellectual property portfolio, obtaining regulatory approval to market both our reduced exposure tobacco cigarettes and our tobacco smoking cessation product in development, and developing and commercializing high value products derived from our unique cannabis/hemp plants. Our Annual Report on Form 10-K for the year ended December 31, 2016 and subsequently filed Quarterly Reports on Form 10-Q provide additional information about our business, operations and financial condition.

We are a Nevada corporation incorporated in September 2005 and our corporate headquarters is located at 9530 Main Street, Clarence, New York 14031. Our telephone number is (716) 270-1523. Our Internet website address is www.xxiicentury.com. We do not incorporate the information on our website into this prospectus, and you should not consider it part of this prospectus.

Use of Proceeds

We will not receive any proceeds from the sale of shares being sold by the selling stockholders. We will, however, receive proceeds on the exercise by the selling stockholders of outstanding warrants for shares of our common stock covered by this prospectus if the warrants are exercised for cash. See “Description of Capital Stock – Warrants – Warrants Relating to 11,293,211 Shares of Common Stock Being Registered in this Prospectus” for a description of the warrants that are exercisable for shares of our common stock covered by this prospectus.

Risk Factors

Investing in our common stock involves a high degree of risk. You should carefully consider the specific risks set forth under the caption “Risk Factors” in our most recent Annual Report on Form 10-K, incorporated into this prospectus by reference, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended. You should consider carefully those risk factors together with all of the other information included and incorporated by reference in this prospectus before investing in any shares of common stock offered by this prospectus. For more information, see “Where You Can Find More Information.”

Description of Capital Stock

Our authorized capital stock consists of 300,000,000 shares of common stock, $0.00001 par value per share, and 10,000,000 shares of preferred stock, $0.00001 par value per share. As of October 30, 2017, 123,543,117 shares of common stock were issued and outstanding and no shares of preferred stock were issued and outstanding.

The following summary of certain provisions of our capital stock does not purport to be complete and is subject to and is qualified in its entirety by our amended and restated articles of incorporation, amended and restated bylaws, and warrants referred to below. This description is only a summary. For more detailed information, you should refer to the exhibits to the registration statement of which this prospectus is a part and incorporated by reference into this prospectus. See “Where You Can Find More Information.”

Common Stock

Our common stock is traded on the NYSE American under the symbol “XXII.” Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the board of directors out of funds legally available therefore, subject to a preferential dividend right of outstanding preferred stock. Upon the liquidation, dissolution or our winding up, the holders of common stock are entitled to receive ratably our net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by the rights of the holders any series of preferred stock that we may designate and issue in the future.

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Preferred Stock

Under the terms of our amended and restated articles of incorporation, the board of directors is authorized, subject to any limitations prescribed by law, without stockholder approval, to issue shares of preferred stock in one or more series. Each such series of preferred stock shall have such rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be determined by the board of directors.

The purpose of authorizing the board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third part to acquire, or of discouraging a third party from acquiring, a majority of our outstanding voting stock. We have no present plans to issue any additional shares of preferred stock.

The effects of issuing preferred stock could include one or more of the following:

•	decreasing the amount of earnings and assets available for distribution to holders of common stock;

•	restricting dividends on the common stock;

•	diluting the voting power of the common stock;

•	impairing the liquidation rights of the common stock; or

•	delaying, deferring or preventing changes in our control or management.

As of the date of this prospectus, there were no shares of preferred stock outstanding.

Stock Options and Restricted Stock

As of October 30, 2017, we had outstanding options to purchase a total of 6,856,691 shares of common stock at a weighted average exercise price of $1.1150 per share. Of this total, options to purchase 3,617,670 were vested and 3,239,021 remain unvested. As of October 30, 2017, we had no outstanding shares of restricted common stock subject to vesting conditions.

Warrants

Convertible Notes Issued in December 2011 and Related Warrants

On December 14, 2011, we entered into an agreement with certain accredited investors, whereby such investors acquired approximately $1.9 million of convertible promissory notes of the company (the “Convertible Notes”). All of the Convertible Notes were converted or paid off in full subsequent to December 31, 2012 in transactions that resulted in the issuance of warrants to the note holders to purchase an aggregate amount of 2,636,060 shares of our common stock at an exercise price of $1.50 per share. These warrants issued upon conversion of the Convertible Notes have a term of five years and are exercisable at any time on or before the fifth anniversary of the issue date of the warrants. The warrants may be exercised on a cashless basis. The exercise price and number of shares of our common stock issuable upon exercise of these warrants may be adjusted in certain circumstances, including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation. No fractional shares will be issued upon exercise of these warrants. Of the warrants described above, as of October 30, 2017, warrants to purchase an aggregate of 700,148 shares purchasable with an exercise price of $1.3816 per share expiring on February 6, 2018 were outstanding.

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November 2012 Warrants

On November 9, 2012, we entered into an agreement with certain accredited investors, whereby the investors acquired warrants with a 5-year term to purchase up to 1,619,000 shares of our common stock at an exercise price of $1.00 per share. The exercise price and number of shares of our common stock issuable upon exercise of the warrants may be adjusted in certain circumstances, including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation. No fractional shares will be issued upon exercise of these warrants. Of the warrants described above, as of October 30, 2017, warrants to purchase an aggregate of 31,500 shares of common stock were outstanding with an exercise price of $0.60 per share expiring on November 9, 2017.

Convertible Notes Issued in August 2012 and Related Warrants

On August 9, 2012, we completed a private placement of $222,600 of convertible notes, which were sold at a 6% discount. We received proceeds of $210,000. All of these convertible notes were converted in August 2013 in transactions that resulted in the issuance of warrants to the note holders to purchase an aggregate amount of 371,000 shares of our common stock at an exercise price of $1.00 per share. These warrants issued upon conversion of such convertible notes have a term of five years and are exercisable at any time on or before the fifth anniversary of the issue date of the warrants. The warrants may be exercised on a cashless basis. The exercise price and number of shares of our common stock issuable upon exercise of these warrants may be adjusted in certain circumstances, including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation. These warrants also provide holders with weighted-average anti-dilution price protection. No fractional shares will be issued upon exercise of these warrants. As of October 30, 2017, warrants to purchase an aggregate of 94,721 shares of common stock were outstanding with an exercise price of $0.9310 per share expiring on August 8, 2018.

Warrants Relating to 11,293,211 Shares of Common Stock Being Registered in this Prospectus

On June 19, 2017, we entered into Warrant Exercise Agreements (the “Exercise Agreements”) with all of the holders (the “Exercising Holders”) of our previously outstanding warrants to purchase up to 7,043,211 shares of common stock at $1.00 per share and warrants to purchase up to 4,250,000 shares of common stock for $1.45 per share (collectively, the "Original Warrants") whereby the Exercising Holders agreed, subject to beneficial ownership limitations on exercise contained in the Original Warrants, to exercise all of the Original Warrants for cash. We received aggregate gross proceeds before expenses of approximately $13.2 million from the exercise of all of the Original Warrants by the Exercising Holders.

In consideration for the Existing Holders exercising their Original Warrants for cash, the Company issued to each Exercising Holder a new warrant to purchase shares of common stock equal to the number of shares of common stock received by such Exercising Holder upon the cash exercise of such Exercising Holder's Original Warrants.

The new warrants provide for an exercise price of $2.15 per share, become exercisable on December 20, 2017 and expire on December 20, 2022. The exercise price of the new warrants will be adjusted in the event of stock splits, reverse stock splits and the like pursuant to their terms. The holder will not have the right to exercise any portion of the warrant if the holder, together with its affiliates, would beneficially own in excess of 4.99% of the number of shares of our common stock (including securities convertible into common stock) outstanding immediately after the exercise; provided, however, that the holder may increase or decrease this limitation at any time, although any increase shall not be effective until the 61st day following the notice of increase and the holder may not increase this limitation in excess of 9.99% of the number of shares of our common stock (including securities convertible into common stock) outstanding immediately after the exercise. As of October 30, 2017, all 11,293,211 of the warrants remained unexercised and outstanding. This prospectus relates to the resale by the selling stockholders of the 11,293,211 shares of common stock issuable upon exercise of the new warrants. The new warrants are only exercisable for cash provided that a registration statement relating to the shares issued upon exercise of such warrants is effective. If there is no effective registration statement, the new warrants may be exercised on a cashless basis.

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Registration Rights Agreement

On September 17, 2014, we entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with Crede CG III, Ltd. pursuant to which we issued and sold to Crede CG III, Ltd. 3,871,767 shares of common stock. In connection with the entry into the Securities Purchase Agreement, we entered into a Registration Rights Agreement (the “Registration Rights Agreement”) requiring us to register the resale of the shares of common stock issued pursuant to the Securities Purchase Agreement. We agreed to keep the prospectus relating to the Registration Rights Agreement (File No. 333-199273) effective until the earlier of (i) the date on which the shares may be sold without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144 and without the need for current public information required by Rule 144(c)(1) or (ii) all of the shares have been sold.

Anti-Takeover Provisions Under Nevada Law

Combinations with Interested Stockholder. Sections 78.411-78.444, inclusive, of the Nevada Revised Statutes (NRS) contain provisions governing combinations with an interested stockholder. For purposes of the NRS, "combinations" include: (i) any merger or consolidation of a Nevada corporation or any subsidiary of a Nevada corporation with the interested stockholder or any other entity, whether or not itself is an interested stockholder of the Nevada corporation, which is, or after and as a result of the merger or consolidation would be, an affiliate or associate of the interested stockholder; (ii) any sale, lease, exchange mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions, to or with the interested stockholder or any affiliate or associate of the interested stockholder of assets of the Nevada corporation or any subsidiary of the Nevada corporation (x) having an aggregate market value equal to more than 5% of the aggregate market value of all of the consolidated assets of the Nevada corporation, (y) having an aggregate market value equal to more than 5% of the aggregate market value of all the outstanding voting shares of the Nevada corporation, or (z) representing more than 10% of the earning power or net income of the Nevada corporation (determined on a consolidated basis); (iii) the issuance or transfer by the Nevada corporation or any subsidiary of the Nevada corporation, in one transaction or a series of transactions, of any shares of the Nevada corporation or any subsidiary of the Nevada corporation that have an aggregate market value equal to 5% or more of the aggregate market value of all the outstanding voting shares of the Nevada corporation to the interested stockholder or any affiliate or associate of the interested stockholder except under the exercise of warrants or rights to purchase shares offered, or a dividend or distribution paid or made, pro rata to all stockholders of the Nevada corporation; (iv) the adoption of any plan or proposal for the liquidation or dissolution of the Nevada corporation under any agreement, arrangement or understanding, whether or not in writing, with the interested stockholder or affiliate or associate of the interested stockholder; (v) except for transactions that would not constitute a combination pursuant to subsection (iii) above, any reclassification of securities (including share splits, share dividend or other distribution of shares with respect to other shares, or any issuance of new shares in exchange for a proportionately greater number of old shares), any recapitalization of the Nevada corporation, any merger or consolidation of the Nevada corporation with any of its subsidiaries, or any other transaction, whether or not with or into or otherwise involving the interested stockholder; and (vi) any receipt by the interested stockholder or any affiliate or associate of the interested stockholder of the benefit, directly or indirectly, except proportionately as a stockholder of the Nevada corporation, of any loan, advance, guarantee, pledge or other financial assistance or any tax credit or other tax advantage provided by or through the Nevada corporation.

For purposes of the NRS, an "interested stockholder" is defined to include any person, other than the Nevada corporation or any subsidiary of the Nevada corporation, that is: (a) a beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of the Nevada corporation or (b) an affiliate or associate of the Nevada corporation and was, at any time within two years immediately before the date in question, the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then-outstanding shares of the Nevada corporation.

Subject to certain exceptions, the provisions of the NRS statute governing combinations with interested stockholders provide that a Nevada corporation may not engage in a combination with an interested stockholder for two years after the date that the person first became an interested stockholder unless (i) the combination or the transaction by which the person first became an interested stockholder is approved by the board of directors before the person first became an interested stockholder or (ii) during the two-year period, the transaction is approved by the board and by 60% of the disinterested stockholders at an annual or special meeting of the stockholders.

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After such two-year period, corporations subject to these statutes may not engage in specified business combinations and transactions unless: (i) the business combination or transaction by which the person first became an interested stockholder is approved by the board of directors before the stockholder became an interested stockholder; (ii) the business combination is approved by a majority of the outstanding voting power (excluding the shares held by the interested stockholder or any affiliate or associate of the interested stockholder); or (iii) the combination meets the requirements of 78.411 through 78.444 of the NRS, inclusive.

The NRS allows a corporation to "opt out" of NRS 78.411 through 78.444, inclusive, by providing in such corporation's original articles of incorporation or bylaws that such statutes do not apply to the corporation. Unless certain limited exceptions apply, corporations cannot opt out of such statutes by amending their articles of incorporation or bylaws. We have not opted out of such statutes.

Control Share Acquisitions. The NRS also contains a "control share acquisitions statute." If applicable to a Nevada corporation, this statute restricts the voting rights of certain stockholders referred to as "acquiring persons," that acquire or offer to acquire ownership of a "controlling interest" in the outstanding voting stock of an "issuing corporation." For purposes of these provisions (i) a "controlling interest" means with certain exceptions the ownership of outstanding voting stock sufficient to enable the acquiring person to exercise one-fifth or more but less than one-third, one-third or more but less than a majority, or a majority or more of all voting power in the election of directors and (ii) an "issuing corporation" means a Nevada corporation that has 200 or more stockholders of record, at least 100 of whom have addresses in Nevada appearing on the stock ledger of the corporation, and which does business in Nevada directly or through an affiliated corporation. The voting rights of an acquiring person in the affected shares will be restored only if such restoration is approved by the holders of a majority of the voting power of the corporation (excluding the shares held by the acquiring person) at an annual or special meeting of the stockholders.

The NRS allows a corporation to "opt out" of the control share acquisitions statute by providing in such corporation's articles of incorporation or bylaws, in effect on the 10th day following the acquisition of a controlling interest by an acquiring person, that the control share acquisitions statute does not apply to the corporation or to an acquisition of a controlling interest specifically by types of existing or future stockholders, whether or not identified. We have not opted out of the control share acquisitions statute.

Liability and Indemnification of Directors and Officers

NRS Sections 78.7502 and 78.751 provide us with the power to indemnify any of our directors, officers, employees or agents, or any person who serves or served at the corporation’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (for purposes of this section, the “Indemnitee” or “Indemnitees”) against expenses, including attorneys’ fees, actually and reasonably incurred related to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) arising by reason of an Indemnitee’s status as a director, officer employee or agent of the corporation if: (i) the Indemnitee is not liable for breach of fiduciary duties to the corporation involving intentional misconduct, fraud or knowing violation of law; (ii) the Indemnitee conducted himself or herself in good faith and reasonably believes that his or her conduct was in, or not opposed to, our best interests; or (iii) in a criminal action, the Indemnitee must not have had reasonable cause to believe that his or her conduct was unlawful. NRS Section 78.502 requires us to indemnify any Indemnitee for any expenses referenced above if the Indemnitee has been successful on the merits or otherwise in defense of the foregoing actions, suits or proceedings.

Under NRS Section 78.751, any discretionary indemnification can only occur if deemed proper by (i) the stockholders; (ii) a majority vote of a quorum consisting of disinterested directors; or (iii) an independent counsel’s written legal opinion (if such an approach is approved by a majority vote of a quorum consisting of disinterested directors or if a quorum consisting of disinterested directors cannot be obtained). Advances for expenses may be made by agreement if the Indemnitee affirms in writing that he or she believes that he or she has met the statutory standards and will personally repay the expenses if a court of competent jurisdiction determines that such Indemnitee did not meet the statutory standards.

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Our amended and restated bylaws include an indemnification provision under which we have the power to indemnify, to the extent permitted under Nevada law, our current and former directors and officers, or any person who serves or served at our request for our benefit as a director or officer of another corporation or our representative in a partnership, joint venture, trust or other enterprise, against all expenses, liability and loss reasonably incurred by reason of being or having been a director, officer or representative of ours or any of our subsidiaries. We may make advances for expenses upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he, she or it is not entitled to be indemnified by us.

Our amended and restated articles of incorporation provides that we shall indemnify directors and officers to the fullest extent permitted by the NRS. Our amended and restated articles of incorporation also provide a limitation of liability such that no director or officer shall be personally liable to us or any of our stockholders to the fullest extent permitted by the NRS.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of ours under Nevada law or otherwise, we have been advised that the opinion of the SEC is that such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event a claim for indemnification against such liabilities (other than payment by us for expenses incurred or paid by a director, officer or controlling person of ours in successful defense of any action, suit, or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by our company is against public policy in the Securities Act and will be governed by the final adjudication of such issue.

NYSE American Listing

Our common stock is listed on the NYSE American under the symbol “XXII.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company, One State Street, 30th Floor, New York, NY 10004-1561.

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Selling StockholderS

The shares of common stock being offered by the selling stockholders consist of those issuable to the selling stockholders upon exercise of outstanding warrants. For additional information regarding the issuance of the common stock and warrants, see “Description of Capital Stock – Warrants - Warrants Relating to 11,293,211 Shares of Common Stock Being Registered in this Prospectus.” We are registering the shares of common stock issuable upon the exercise of outstanding warrants in order to permit the selling stockholders to offer the shares for resale from time to time.

The table below lists the selling stockholders and other information regarding the beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder) of the shares of common stock held by the selling stockholders as of October 30, 2017. The second column lists the number of shares of common stock beneficially owned by each selling stockholders, based on its ownership of the shares of common stock and warrants, as of October 30, 2017, assuming exercise of the warrants held by the selling stockholders on that date, without regard to any limitations on exercises. The third column lists the shares of common stock being offered by this prospectus by the selling stockholders. The fourth column assumes the sale of all of the shares of common stock offered by the selling stockholders pursuant to this prospectus.

Under the terms of the warrants, a selling stockholder will not have the right to exercise the warrants to the extent such exercise would cause such selling stockholder, together with its affiliates, to beneficially own a number of shares of common stock in excess of 4.99% of the number of shares of our then outstanding shares of common stock following such exercise, excluding for purposes of such determination shares of common stock issuable upon exercise of the warrants which have not been exercised. The number of shares in the second column does not reflect this limitation. The selling stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Name	Number of Shares of Common Stock Owned Prior to Offering		Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus	Number of Shares of Common Stock Owned After Offering
Empery Asset Master, Ltd. (1)	4,575,688	(5)	3,670,809	904,879
Empery Tax Efficient, LP (2)	1,993,697	(6)	1,993,697	-
Empery Tax Efficient II, LP (3)	4,878,705	(7)	4,878,705	-
Anson Investments Master Fund LP (4)	750,000	(8)	750,000	-

(1)	Empery Asset Management LP, the authorized agent of Empery Asset Master Ltd ("EAM"), has discretionary authority to vote and dispose of the shares held by EAM and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by EAM. EAM, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares. The business address for each of EAM, Empery Asset Management LP and Messrs. Hoe and Lane is c/o Empery Asset Management, LP, 1 Rockefeller Plaza, Suite 1205, New York, NY 10020.

(2)	Empery Asset Management LP, the authorized agent of Empery Tax Efficient, LP ("ETE"), has discretionary authority to vote and dispose of the shares held by ETE and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by ETE. ETE, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares. The business address for each of ETE, Empery Asset Management LP and Messrs. Hoe and Lane is c/o Empery Asset Management, LP, 1 Rockefeller Plaza, Suite 1205, New York, NY 10020.

(3)	Empery Asset Management LP, the authorized agent of Empery Tax Efficient II, LP ("ETE II"), has discretionary authority to vote and dispose of the shares held by ETE II and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by ETE II. ETE II, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares. The business address for each of ETE II, Empery Asset Management LP and Messrs. Hoe and Lane is c/o Empery Asset Management, LP, 1 Rockefeller Plaza, Suite 1205, New York, NY 10020.

(4)	Anson Advisors Inc and Anson Funds Management LP, the Co-Investment Advisers of Anson Investments Master Fund LP (“Anson”), hold voting and dispositive power over the shares of common stock held by Anson. Bruce Winson is the managing member of Anson Management GP LLC, which is the general partner of Anson Funds Management LP. Moez Kassam and Adam Spears are directors of Anson Advisors Inc. Mr. Winson, Mr. Kassam and Mr. Spears each disclaim beneficial ownership of these shares of common stock except to the extent of their pecuniary interest therein. The principal business address of Anson is 190 Elgin Ave; George Town, Grand Cayman.

(5)	Includes (i) 904,879 shares of common stock and (ii) warrants to purchase up to 3,670,809 shares of common stock. For additional information regarding the warrants, see “Description of Capital Stock – Warrants - Warrants Relating to 11,293,211 Shares of Common Stock Being Registered in this Prospectus.”

(6)	Includes warrants to purchase up to 1,993,697 shares of common stock. For additional information regarding the warrants, see “Description of Capital Stock – Warrants - Warrants Relating to 11,293,211 Shares of Common Stock Being Registered in this Prospectus.”

(7)	Includes warrants to purchase up to 4,878,705 shares of common stock. For additional information regarding the warrants, see “Description of Capital Stock – Warrants - Warrants Relating to 11,293,211 Shares of Common Stock Being Registered in this Prospectus.”

(8)	Includes 750,000 warrants to purchase common stock not exercisable until December 20, 2017. For additional information regarding the warrants, see “Description of Capital Stock – Warrants - Warrants Relating to 11,293,211 Shares of Common Stock Being Registered in this Prospectus.”

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Plan of Distribution

We are registering the shares of common stock issuable upon exercise of warrants to permit the resale of these shares of common stock by the holder from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock. We will, however, receive proceeds on the exercise by the selling stockholders of outstanding warrants for shares of our common stock covered by this prospectus if the warrants are exercised for cash. We will bear all fees and expenses incident to the registration of the shares of common stock, provided, however, the selling stockholders will pay all underwriting discounts and selling commissions, if any.

The selling stockholders may sell all or a portion of the shares of common stock held and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing or settlement of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales made after the date the Registration Statement is declared effective by the SEC;

•	broker dealers may agree with a selling stockholder to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares of common stock under Rule 144 or any other exemption from registration promulgated under the Securities Act, if available, rather than under this prospectus. In addition, the selling stockholders may transfer the shares of common stock by other means not described in this prospectus. If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

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The selling stockholders may pledge or grant a security interest in some or all of the warrants or shares of common stock owned and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as a selling stockholder under this prospectus. The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

To the extent required by the Securities Act and the rules and regulations thereunder, the selling stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed, which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholder and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that the selling stockholders will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Securities Exchange Act of 1934, as amended, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

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Legal Matters

The validity of the securities offered by this prospectus will be passed upon for us by Foley & Lardner LLP. As of October 30, 2017, Foley & Lardner, LLP owned 515,950 shares of common stock of the Company.

Experts

The consolidated financial statements of 22nd Century Group, Inc. as of December 31, 2016 and 2015, and for the years then ended, have been incorporated by reference herein in reliance upon the report of Freed Maxick CPAs, P.C., independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. To the extent that Freed Maxick CPAs, P.C. audits and reports on consolidated financial statements of 22nd Century Group, Inc. at future dates and consents to the use of their reports thereon, such consolidated financial statements also will be incorporated by reference in the registration statement in reliance upon their reports and said authority.

Where You Can Find More Information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. We also filed a registration statement on Form S-3, including exhibits, under the Securities Act with respect to the securities offered by this prospectus. This prospectus is a part of the registration statement, but does not contain all of the information included in the registration statement or the exhibits. You may read and copy the registration statement and any other document that we file at the SEC’s public reference room at 100 F Street, N.E., Washington D.C. 20549. You can call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. You can also find our public filings with the SEC on the internet at a web site maintained by the SEC located at http://www.sec.gov.

Incorporation of Certain Documents by Reference

We are “incorporating by reference” specified documents that we file with the SEC, which means:

•	incorporated documents are considered part of this prospectus;

•	we are disclosing important information to you by referring you to those documents; and

•	information we file with the SEC will automatically update and supersede information contained in this prospectus.

We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (i) after the date of the registration statement on Form S-3 filed under the Securities Act with respect to securities offered by this prospectus and prior to the effectiveness of such registration statement and (ii) after the date of this prospectus and before the end of the offering of the securities pursuant to this prospectus:

•	our Annual Report on Form 10-K for the year ended December 31, 2016;

•	our Quarterly Reports on Form 10-Q for the periods ended March 31, 2017, June 30, 2017, and September 30, 2017;

•	our Definitive Proxy Statement on Schedule 14A filed March 17, 2017;

•	our Current Reports on Form 8-K filed on May 3, 2017, June 19, 2017, September 25, 2017 (excluding Item 7.01 and the exhibit related thereto), October 10, 2017 (excluding Item 7.01 and the exhibit related thereto), November 2, 2017 (excluding Item 7.01 and the exhibit related thereto) and December 4, 2017 (excluding Item 7.01 and the exhibit related thereto); and

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•	the description of our common stock contained in or incorporated into our Registration Statement on Form 8-A, filed March 6, 2014, and any amendment or report updating that description.

Information in this prospectus supersedes related information in the documents listed above, and information in subsequently filed documents supersedes related information in both this prospectus and the incorporated documents.

We will promptly provide, without charge to you, upon written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus, other than exhibits to those documents, unless the exhibits are specifically incorporated by reference in those documents. Requests should be directed to:

22nd Century Group, Inc.

9530 Main Street

Clarence, New York 14031

(716) 270-1523

You can also find these filings on our website at www.xxiicentury.com. We are not incorporating the information on our website other than these filings into this prospectus.

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